AGREEMENT

     AGREEMENT made as of the 8th day of November, 2004, by and between:

     Scott Raleigh with an address at 3650 SE Marine Drive Vancouver, British Columbia V5S 4R6("SELLER");

                                       and

     Money Tree Lending Group, Inc. and/or its assigns with an address at 3380 Tamiami Trail #B-2, Port Charlotte, Florida 33952 ("PURCHASER").

                                R E C I T A L S:
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     FIRST, SELLER is the owner of 100,000 shares of common stock of Artcraft 2,
Inc., a Delaware corporation ("Artcraft").

     SECOND, SELLER desires to sell all 100,000 of his issued and outstanding shares in Artcraft to PURCHASER in consideration of the following.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1.0  Transfer of Shares.
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     SELLER hereby transfers and delivers 100,000 of his issued and outstanding shares in Artcraft to PURCHASER in consideration of $36,000. Upon receipt of the consideration into the Anslow & Jaclin, LLP Attorney Trust Account, SELLER will immediately forward 100,000 Artcraft shares to PURCHASER.

     2.0  Representations and Warranties of SELLER. SELLER hereby represents and
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warrants to PURCHASER that:

     2.1  Authority. SELLER has the power and authority to execute and deliver
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this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SELLER and constitutes a valid and binding instrument, enforceable in accordance with its terms.

     2.2  Resignation. SELLER represents that he is the sole shareholder of
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Artcraft and that PURCHASER is purchasing all of the issued and outstanding shares of Artcraft. SELLER hereby agrees that upon receipt of the consideration set forth above, he is relinquishing all interest in the 100,000 shares of Artcraft stock. In addition, upon execution of this agreement, SELLER shall resign as the sole officer and director of Artcraft.

     2.3  Compliance with Other Instruments. The execution, delivery and
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performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which SELLER is a party or by which SELLER is bound.

     2.4  Title to SELLER'S shares in ARTCRAFT. SELLER is the sole legal and
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beneficial owner of its shares in Artcraft and has good and marketable title thereto, free and clear of any liens, claims, rights and encumbrances.

     2.5  No Claims; Indemnity. There are currently no claims or lawsuits
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threatened or pending against Artcraft or SELLER as the owner of the Artcraft shares, and SELLER is unaware of any conditions or circumstances that would lead to or justify the filing of any claim or lawsuit. If, after the consummation of this transaction and the transfer of the Artcraft shares from SELLER to PURCHASER any claim or lawsuit shall be filed against Artcraft or PURCHASER (as the owner of the Artcraft shares), arising out of any circumstances whatsoever prior to transfer of the shares, SELLER shall defend, indemnify and hold PURCHASER harmless from and against any and all such claims or lawsuits or any awards or judgments granted thereunder.

     3.0  Representations and Warranties of PURCHASER. PURCHASER hereby
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unconditionally represents and warrants to SELLER that:

     3.1  Authority. PURCHASER has the power and authority to execute and
          ---------
deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by PURCHASER and constitutes a valid and binding instrument, enforceable in accordance with its terms.

     3.2  Compliance with Other Instruments. The execution, delivery and
          ---------------------------------
performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which PURCHASER is a party or by which PURCHASER is bound.

     3.3  Rule 144 Restriction. PURCHASER hereby agrees that such shares are
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restricted pursuant to Rule 144 and therefore subject to Rule 144 resale requirements.

     4.0  Notices. Notice shall be given by certified mail, return receipt
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requested, the date of notice being deemed the date of postmarking. Notice, unless either party has notified the other of an alternative address as provided hereunder, shall be sent to the address as set forth herein.

     5.0  Governing Law. This Agreement shall be interpreted and governed in
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accordance with the laws of the State of New Jersey.

     6.0  Severability. In the event that any term, covenant, condition, or
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other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or Agreement shall in no way affect any other term, covenant, condition or provision or Agreement contained herein, which shall remain in full force and effect.

     7.0  Entire Agreement. This Agreement contains all of the terms agreed upon
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by the parties with respect to the subject matter hereof. This Agreement has been entered into after full investigation.

     8.0  Invalidity. If any paragraph of this Agreement shall be held or
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declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, Paragraph, section or part of this Agreement.

     9.0  Gender and Number. Words importing a particular gender mean and
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include the other gender and words importing a singular number mean and include the plural number and vice versa, unless the context clearly indicated to the contrary.

     10.0 Amendments. No amendments or additions to this Agreement shall be
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binding unless in writing, signed by both parties, except as herein otherwise provided.

     11.  No Assignments. Neither party may assign nor delegate any of its
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rights or obligations hereunder without first obtaining the written consent of the other party.

     12.  Waiver of Counsel. PURCHASER and SELLER hereby acknowledge that they
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have the right to obtain legal counsel for this transaction. Notwithstanding same, they hereby waive their rights to such legal counsel. In addition, both parties hereby acknowledge that Anslow & Jaclin, LLP represents Artcraft and no other party in this transaction. It has drafted this agreement for convenience purposes only.

     IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have signed this Agreement by their duly authorized officers the day and year first above written.

WITNESS                             SELLER:

                                    By: /s/ Scott Raleigh
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                                            SCOTT RALEIGH

ATTEST                              PURCHASER:

                                    MONEY   TREE   LENDING GROUP, INC.

                                    By: /s/ Philip Sampiere, Jr.
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